                                                                     EXHIBIT 20




CONTACT:   T. Scott Cobb                       Michael J. Boling, CPA
           Chief Executive Officer             Executive Vice President and
           905-754-6577                        Chief Financial Officer
                                               901-754-6577

               BEN C. BRYANT, JR. RESIGNS AS CHAIRMAN OF THE BOARD
                        OF SCB COMPUTER TECHNOLOGY, INC.

         MEMPHIS, Tenn. (July 17, 2000) - SCB Computer Technology, Inc. (Nasdaq:SCBI) today announced that Ben C. Bryant, Jr., has resigned as chairman of the Board of Directors of SCB effective as of September 1, 2000. Mr. Bryant, who is the largest shareholder of SCB, will continue as chairman until September 1, 2000, to help ensure a smooth transition. After that date, he will retire from full-time employment with SCB, but will continue to serve as a member of the Board of Directors and a consultant to SCB. SCB anticipates that it will name a new chairman from among its independent directors.

         Commenting on the announcement, Scott Cobb, chief executive officer of SCB, said, "As a founding member of SCB, Ben has played an instrumental role in the growth of SCB. He and I have worked closely together for over 25 years, and I sincerely appreciate his willingness to continue providing his counsel, experience and assistance as a director and consultant to SCB."

         Ben C. Bryant, Jr., chairman of SCB, said, "I have decided to step down as chairman and serve in a consulting role as we endeavor to re-focus SCB on its core business competencies. I continue to have a deep personal commitment to our employees and clients, and the future of SCB, and intend to provide my ongoing assistance to Scott and SCB as a director and consultant."

         Certain statements contained in this press release and related statements by management may be deemed to be forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including those described in SCB's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update this forward-looking information except as required by law.

         SCB Computer Technology, Inc. is a leading provider of information technology management and technical services to Fortune 1000 companies, state and local governments, and other large organizations.



                                       ###




                                CORPORATE OFFICE
            3800 Forest-Hill Irene Road, Suite 100, Memphis, TN 38125
           (800) 221-1640 (901-754-6577 Fax (901) 754-8463 www.scb.com